EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 filed on May 18, 2020 pertaining to the International Seaways, Inc. 2020 Management Incentive Compensation Plan and the International Seaways, Inc. 2020 Non-Employee Director Incentive Compensation Plan of our report dated March 3, 2020, with respect to the consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting of International Seaways, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York
May 18, 2020